EXHIBIT 99.1

For Immediate Release	Contact: Frank Paci
August 9, 2007	(919) 774-6700

THE PANTRY ANNOUNCES STOCK REPURCHASE PROGRAM

Sanford, North Carolina, August 9, 2007—The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that its Board of Directors has authorized a share repurchase program of up to $35 million for each of fiscal 2007 and fiscal 2008 but not to exceed an aggregate of $50 million. The program authorizes the Company to repurchase shares of the Company’s common stock until September 25, 2008 in open market or private transactions. The Company has no obligation to repurchase shares under the program and the program may be suspended or terminated at any time.

Peter J. Sodini, President and Chief Executive Officer said “Consistent with our goal to deliver long-term value to our stockholders, we believe this stock repurchase program will allow us to be opportunistic in buying shares of our stock when favorable market conditions exist while continuing our strategy to selectively pursue acquisitions and develop new stores.”

The Company had approximately 22.9 million shares of common stock outstanding as of August 6, 2007. The Company expects to use available cash to finance these purchases. The Company will determine the timing and amount of stock repurchases based on its evaluation of market conditions, relative returns on alternative uses for cash, and other factors.

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with revenues for fiscal 2006 of approximately $6.0 billion. As of June 28, 2007, the Company operated 1,642 stores in eleven states under select banners, including Kangaroo Express(SM), its primary operating banner. The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.

Safe Harbor Statement

Statements made by the Company in this press release relating to future plans, events, or financial performance are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements. Any number of factors could affect actual results and events, including, without limitation: whether the Company has enough available cash to fund share repurchases at times that are beneficial; compliance with debt covenants under the Company’s credit agreement and senior subordinated notes indenture; future alternative uses for cash, future competing investment opportunities and general economic, business and market conditions. These and other risk factors are discussed in the Company’s Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release are based on the Company’s estimates and plans as of August 9, 2007. While the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.